EXHIBIT 10.1

AMENDED, RESTATED AND CONSOLIDATED

SENIOR SECURED TERM NOTE

FOR VALUE RECEIVED, SEQUIAM CORPORATION, a California corporation (the “Borrower”), hereby promises to pay to Lee Harrison Corbin, Attorney in-Fact for the Trust Under the Will of John Svenningsen, c/o Kurzman Eisenberg Corbin Lever & Goodman, LLP, One North Broadway, White Plains, New York 10601, Fax: 914 285-9855 (the “Holder”) or its registered assigns or successors in interest, on order, the sum of Three Million Six Hundred and Fifty Thousand Dollars ($3,450,000), together with any accrued and unpaid interest hereon, on May 17, 2007 (the “Maturity Date”) if not sooner paid. Capitalized terms used herein without definition shall have the meanings ascribed to such terms in that certain Securities Purchase Agreement dated as of the date hereof between the Borrower and the Holder (the “Purchase Agreement”).

WHEREAS, the Holder is the lawful owner and holder of that certain Promissory Note dated as of December 18, 2003 made by the Borrower, to the order of the Holder with a current principal obligation in the amount of $400,000 (“Prior Note I”), which evidences obligations of the Borrower;

WHEREAS, the Holder is the lawful owner and holder of that certain Promissory Note dated as of January 30, 2004 made by the Borrower, to the order of the Holder with a current principal obligation in the amount of $400,000 (“Prior Note II”), which evidences obligations of the Borrower;

WHEREAS, the Holder is the lawful owner and holder of that certain Promissory Note dated as of September 30, 2004 made by the Borrower, to the order of the Holder with a current principal obligation in the amount of $500,000 (“Prior Note III”), which evidences obligations of the Borrower;

WHEREAS, the Holder is the lawful owner and holder of that certain Promissory Note dated as of December 16, 2004 made by the Borrower, to the order of the Holder with a current principal obligation in the amount of $50,000 (“Prior Note IV”), which evidences obligations of the Borrower;

WHEREAS, the Holder has, at the request of the Borrower, agreed to make an additional advance to the Borrower in the principal amount of $2,100,000.00, of which $1,000,000 will be paid directly to Laurus Master Fund, Ltd. a Cayman Islands company (“Laurus”) in return for an assignment of all of Laurus’ rights and interest in connection with the financing pursuant to that certain Promissory Note, dated as of April 27, 2004, by the Borrower in favor of Laurus (the “Laurus Loan”) and that certain Securities Purchase Agreement, dated as of April 27, 2004, by and between the Borrower and Laurus, and the documents referenced therein, as applicable (the “Additional Advance”);

WHEREAS, the Borrower and the Holder hereby agree to (1) consolidate Prior Note I, Prior Note II, Prior Note III, Prior Note IV and the Additional Advance to constitute a single note evidencing principal indebtedness in the amount of $3,450,000.00, and (ii) modify and restate the terms of Prior Note I, Prior Note II, Prior Note III and Prior Note IV (plus the terms governing the Additional Advance) to conform to the provisions of this Note (this “Note”). This Note is intended to and shall amend, restate and replace Prior Note I, Prior Note II, Prior Note III, Prior Note IV and the Additional Advance in their entirety.

NOW THEREFORE, in consideration of Ten Dollars ($l0.00) and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Prior Note I, Prior Note II and the Additional Advance are hereby consolidated, modified, amended and restated in its entirety to read as follows:

ARTICLE I
INTEREST & AMORTIZATION

1.1  Interest Rate. Subject to Sections 2.10 and 3.6 hereof, interest payable on this Note shall accrue at a rate of eight percent (8%) per annum (the “Interest Rate”). Interest shall be (i) calculated on the basis of a 360 day year, (ii) payable monthly, in arrears, commencing on November 10, 2005 and on the first business day of each consecutive calendar month thereafter until the Maturity Date (and on the Maturity Date), whether by acceleration or otherwise (each, a “Repayment Date”). The Borrower shall not be required to pay any accrued Interest during the first six months of this Note until the Maturity Date.

1.2  Minimum Monthly Principal Payments. Amortizing payments of the aggregate principal amount outstanding under this Note at any time (the “Principal Amount”) shall begin on May 10, 2006 and shall recur on the tenth business day of each succeeding month thereafter until the Maturity Date (each, an “Amortization Date”). Subject to Article II below, beginning on the first Amortization Date, the Borrower shall make monthly payments to the Holder on each Repayment Date, each in the amount of $75,000.00, together with any accrued and unpaid interest to date on such portion of the Principal Amount plus any and all other amounts which are then owing under this Note, the Purchase Agreement or any other Related Agreement but have not been paid (collectively, the “Monthly Amount”). Any Principal Amount that remains outstanding on the Maturity Date shall be due and payable on the Maturity Date.

ARTICLE II
EVENTS OF DEFAULT

Upon the occurrence and continuance of an Event of Default beyond any applicable grace period, the Holder may make all sums of principal, interest and other fees then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable. In the event of such an acceleration, within five (5) days after written notice from Holder to Borrower (each occurrence being a “Default Notice Period”) the amount due and owing to the Holder shall be 100% of the outstanding principal amount of the Note (plus accrued and unpaid interest and fees, if any) (the “Default Payment”). If, with respect to any Event of Default, the Borrower cures the Event of Default, the Event of Default will be deemed to no longer exist and any rights and remedies of Holder pertaining to such Event of Default will be of no further force or effect. The Default Payment shall be applied first to any fees due and payable to Holder pursuant to the Note or the Related Agreements, then to accrued and unpaid interest due on the Note and then to outstanding principal balance of the Note.

The occurrence of any of the following events set forth in Sections 2.1 through 2.9, inclusive, is an “Event of Default”:

2.1  Failure to Pay Principal, Interest or other Fees. The Borrower fails to pay when due any installment of principal, interest or other fees hereon in accordance herewith, or the Borrower fails to pay when due any amount due under any other promissory note issued by Borrower, and in any such case, such failure shall continue for a period of three (3) business days following the date upon which any such payment was due.

2.2  Breach of Covenant. The Borrower breaches any covenant or any other term or condition of this Note or the Purchase Agreement in any material respect, or the Borrower or any of its Subsidiaries breaches any covenant or any other term or condition of any Related Agreement in any material respect and, any such case, such breach, if subject to cure, continues for a period of thirty (30) days after the occurrence thereof.

2.3  Breach of Representations and Warranties. Any representation or warranty made by the Borrower in this Note or the Purchase Agreement, or by the Borrower or any of its Subsidiaries in any Related Agreement, shall, in any such case, be false or misleading in any material respect on the date that such representation or warranty was made or deemed made.

2.4  Receiver or Trustee. The Borrower or any of its Subsidiaries shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

2.5  Judgments. Any money judgment, writ or similar final process shall be entered or filed against the Borrower or any of its Subsidiaries or any of their respective property or other assets for more than $50,000, and shall remain unvacated, unbonded or unstayed for a period of thirty (30) days.

2.6  Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower or any of its Subsidiaries and if commenced against the Borrower or any such Subsidiary shall not be dismissed within forty-five (45) days.

2.7  Stop Trade. An SEC stop trade order or Principal Market trading suspension of the Common Stock shall be in effect for five (5) consecutive days or five (5) days during a period of ten (10) consecutive days, excluding in all cases a suspension of all trading on a Principal Market, provided that the Borrower shall not have been able to cure such trading suspension within thirty (30) days of the notice thereof or list the Common Stock on another Principal Market within sixty (60) days of such notice. The “Principal Market” for the Common Stock shall include the NASD OTC Bulletin Board, NASDAQ SmallCap Market, NASDAQ National Market System, American Stock Exchange, or New York Stock Exchange (whichever of the foregoing is at the time the principal trading exchange or market for the Common Stock, or any securities exchange or other securities market on which the Common Stock is then being listed or traded).

2.8  Default Under Related Agreements or Other Agreements. The occurrence and continuance of (x) any Event of Default (as defined in any Related Agreement) or (y) any event of default (or similar term) under any other indebtedness (following any applicable cure or grace period), the principal amount of which indebtedness referred to in this clause (y) exceeds $50,000 in the aggregate.

2.9  Change in Control. The occurrence of a change in the controlling ownership of the Borrower.

DEFAULT RELATED PROVISIONS

2.10    Payment Grace Period. Following the occurrence and continuance of an Event of Default beyond any applicable cure period hereunder, the Borrower shall pay the Holder a default interest rate of two percent (2%) per month on all amounts due and owing under the Note,, which default interest shall be payable upon demand.

2.11    Cumulative Remedies. The remedies under this Note shall be cumulative.

ARTICLE III
MISCELLANEOUS

3.1  Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

3.2  Notices. Any notice herein required or permitted to be given shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Borrower at the address provided in the Purchase Agreement executed in connection herewith, and to the Holder at the address provided in the Purchase Agreement for such Holder, with a copy to Kurzman Eisenberg Corbin Lever & Goodman, LLP, One North Broadway, White Plains, New York 10601, Fax: 914 285-9855, Attention: Joel S. Lever, Esq., or at such other address as the Borrower or the Holder may designate by ten days advance written notice to the other parties hereto. A Notice of Conversion shall be deemed given when made to the Borrower pursuant to the Purchase Agreement.

3.3  Amendment Provision. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

3.4  Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder in accordance with the requirements of the Purchase Agreement. This Note shall not be assigned by the Borrower without the consent of the Holder.

3.5  Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York. Both parties and the individual signing this Note on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower’s obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court in favor of the Holder.

3.6  Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

3.7  Security Interest and Guarantee. The Holder has been granted a security interest (i) in certain assets of the Borrower and its Subsidiaries as more fully described in the Amended and Restated Master Security Agreement dated as of the date hereof and (ii) pursuant to the Amended and Restated Stock Pledge Agreement dated as of the date hereof. The obligations of the Borrower under this Note are guaranteed by certain Subsidiaries of the Borrower pursuant to the Subsidiary Guaranty dated as of the date hereof.

3.8  Construction. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

3.9  Cost of Collection. If default is made in the payment of this Note, the Borrower shall pay to Holder reasonable costs of collection, including reasonable attorney’s fees.

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IN WITNESS WHEREOF, the Borrower has caused this Amended, Restated and Consolidated Senior Secured Term Note to be signed in its name effective as of this 18th day of May 2005.

SEQUIAM CORPORATION

By:	/s/ Nicholas VandenBrekel
Name:	Nicholas VandenBrekel
Title:	CEO

WITNESS:

/s/ Sandra Gordon